EXHIBIT 10.1

TERMINATION AGREEMENT

This Termination Agreement (this “Agreement”) is entered into as of August 19, 2026, by and between WF International Limited, an exempted company incorporated under the laws of the Cayman Islands (the “Company”), and The Benchmark Company, LLC and Axiom Capital Management, Inc. (collectively, the “Placement Agents”).

RECITALS

WHEREAS, the Company and the Placement Agents entered into that certain Placement Agency Agreement, dated as of November 4, 2025 (the “Placement Agency Agreement”), pursuant to which the Company granted to the Placement Agents a right of first refusal (the “ROFR”) to act as lead or joint investment bankers, lead or joint book runners, lead or joint placement agents, and/or investment banker/advisor, for each and every future public and private equity and debt offering, including all equity linked financings, and for each proposed or contemplated merger or acquisition transaction whereby the Company will be merged into or acquired by another company or entity, for the Company, or any successor to or any subsidiary of the Company, during the period ending twelve (12) months after the Closing Date (as defined in the Placement Agency Agreement);

WHEREAS, the Company desires to terminate the ROFR, and the Placement Agents are willing to agree to such termination, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Termination of ROFR. Effective upon the Effective Date (as defined below), the ROFR set forth in Section 2(D) of the Placement Agency Agreement is hereby terminated in its entirety and shall be of no further force or effect. For the avoidance of doubt, such termination shall not affect any other rights, obligations, or provisions of the Placement Agency Agreement, which shall remain in full force and effect in accordance with their terms.

2. Consideration. In consideration of the Placement Agents’ agreement to terminate the ROFR, the Company shall pay to the Placement Agents a fee of One Hundred Thousand Dollars ($100,000.00) (the “Termination Fee”), allocated equally between the Placement Agents, in immediately available funds by wire transfer to an account or accounts designated by the Placement Agents. Payment of the Termination Fee shall be made simultaneously with the execution and delivery of this Agreement.

3. Effective Date. This Agreement shall become effective upon the date on which the Placement Agents have received the Termination Fee in full in immediately available funds (the “Effective Date”). For the avoidance of doubt, the termination of the ROFR shall not be effective unless and until such payment has been received in full. If the Company fails to deliver the Termination Fee simultaneously with execution of this Agreement, the Placement Agents may, at their sole option, declare this Agreement null and void, in which case the ROFR shall remain in full force and effect.

4. Representations and Warranties of the Company. The Company hereby represents and warrants to the Placement Agents as follows:

(a)        The Company has all requisite corporate power and authority to execute, deliver, and perform this Agreement.

(b)        The execution, delivery, and performance of this Agreement have been duly authorized by all necessary corporate action on the part of the Company.

(c)        This Agreement constitutes a legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally or by general principles of equity.

(d)        The execution and delivery of this Agreement and the performance of the Company’s obligations hereunder do not and will not conflict with or result in a breach of any agreement, instrument, order, judgment, or decree to which the Company is a party or by which it is bound.

5. Release by the Company. The Company, on behalf of itself and its affiliates, officers, directors, employees, agents, successors, and assigns, hereby irrevocably and unconditionally releases, acquits, and forever discharges the Placement Agents and their respective affiliates, officers, directors, employees, agents, successors, and assigns from any and all claims, demands, actions, causes of action, liabilities, damages, losses, costs, and expenses of any kind or nature whatsoever, whether known or unknown, suspected or unsuspected, that arise out of or relate to the ROFR or the termination thereof.

6. Survival of Certain Provisions. The indemnification, contribution, and limitation of liability provisions set forth in the Placement Agency Agreement shall survive the termination of the ROFR and shall continue in full force and effect in accordance with their terms.

7. Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of law. Each party hereby irrevocably submits to the exclusive jurisdiction of the federal and state courts located in the Borough of Manhattan, City of New York, for the purpose of any action or proceeding arising out of or relating to this Agreement.

8. Attorneys’ Fees. In the event of any dispute arising out of or relating to this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees, costs, and expenses from the non-prevailing party.

9. Entire Agreement. This Agreement, together with the Placement Agency Agreement (as modified hereby), and the Waiver Agreement, dated June 23, 2026, by and among the Company and Placement Agents, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations, representations, warranties, and understandings relating thereto.

10. Amendments. No amendment, modification, or waiver of any provision of this Agreement shall be effective unless in writing and signed by the Placement Agents.

11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Signatures transmitted by electronic means shall be deemed original signatures for all purposes.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

WF INTERNATIONAL LIMITED

By:	/s/ Ni Jiang
Name:	Ni Jiang
Title:	Chairwoman

THE BENCHMARK COMPANY, LLC

By:	/s/ Michael Jacobs
Name:	Michael Jacobs
Title:	Managing Director & Head of ECM

AXIOM CAPITAL MANAGEMENT, INC.

By:	/s/ Liam Dalton
Name:	Liam Dalton
Title:	Chief Executive Officer